SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 16, 2006
AXCESS INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-11933 (Commission File Number)	85-0294536 (I.R.S. Employer Identification No.)

3208 Commander Drive, Carrollton, Texas (Address of principal executive offices)	75006 (Zip Code)
Registrant’s telephone number, including area code (972) 407-6080
(AXCESS Inc.)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On October 17, 2005, Axcess entered into an agreement to sell certain of its video patents to Paolo Visual Data LLC for $600,000. During January 2006 the patent sale was completed with the $600,000 funded. Upon closing, Axcess retained a perpetual royalty free license to continue to utilize the patents.
Item 3.02. Unregistered Sales of Equity Securities.
     On March 14, 2006 the Company raised $1,489,245 of additional working capital through an exempt Preferred Stock offering under the Securities Act of 1933 Section 4(6) private offering of preferred stock to accredited and institutional investors. The Preferred Stock is designated as 2005 Preferred and consists of 1,752,055 shares of Preferred Stock bearing no dividends. However, the shares are convertible into common stock on a one to one basis at $0.85. In addition, the Company issued 1,752,055 warrants to purchase the Company’s common stock exercisable for five years at $1.50 per share. Each warrant will be callable by the Company if and when the Company’s common stock share price exceeds $3.00 per share for at lease twenty (20) consecutive trading days. The Company will use the proceeds for general working capital.
     On March 15, 2006, the Company announced the closing of the financing with a press release filed herein as Exhibit 99.1. The press release is posted on the Company’s Web site (www.axcessinc.com) under the Investor heading.

Item 9.01.	Exhibits.
10.1	Patent purchase agreement entered on October 17, 2005 between Paolo Visual Data LLC and Axcess International Inc.
99.1	Press Release on September 15, 2006 announcing Axcess International closes on $2.3 Million in Equity Financing

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXCESS INTERNATIONAL, INC. (Registrant)

March 16, 2006 (Date)	/s/ ALLAN GRIEBENOW Allan Griebenow President and Chief Executive Officer